Exhibit 99.1

Turtle Beach Announces Coordinated Stock Transaction

Group of Institutional Investors Purchase Shares and Exhaust Founder Lockup Share Allotment

SAN DIEGO, CA – August 28, 2014 – Turtle Beach Corporation (NASDAQ: HEAR), the leading audio brand in the video game industry, today announced that a group of institutional investors purchased a combined 371,520 shares of common stock from Mr. Fred Romano and Mr. Carmine Bonanno, co-founders of Turtle Beach, in accordance with the terms of the Company’s amended Stockholder Agreement, filed with the Securities and Exchange Commission on July 10, 2014. The number of shares transacted equates to the shares that were available for open-market sales by both individuals under the modified lock-up extension under the Shareholder’s Agreement, which expires on April 1, 2015. As a result, Mr. Romano and Mr. Bonanno are restricted from selling additional shares in open market trades prior to April 1, 2015 without the Company’s approval.

About Turtle Beach Corporation

Turtle Beach Corporation (TurtleBeachCorp.com) designs audio products for consumer, commercial and healthcare markets. Under the brand Turtle Beach (TurtleBeach.com), the company markets premium headsets for use with video game consoles, including officially-licensed headsets for the next-generation Xbox One and PlayStation®4, personal computers and mobile devices. Under the brand HyperSound (HyperSound.com), the company markets pioneering directed audio solutions that have applications in digital signage and kiosks, consumer electronics and healthcare. The Company’s shares are traded on the NASDAQ Exchange under the symbol NASDAQ:HEAR.

For more information:

David Lowey

Director of Corporate Communications

Turtle Beach Corporation

David.Lowey@turtlebeach.com

+1-914-844-2759

Anne Rakunas

Investor Relations

ICR

Anne.Rakunas@icrinc.com

+1-310-954-1113